EXHIBIT 4.4


                                DUQUESNE LIGHT COMPANY


                                Officer's Certificate
                         (Under Section 301 of the Indenture
                              of Duquesne Light Company)


          I, the undersigned ____________________, _______________ of DUQUESNE

     LIGHT COMPANY (the "Company"), in accordance with Section 301 of the

     Indenture dated as of __________________, 1994 (the "Indenture,"

     capitalized terms used herein and not defined herein having the meanings specified in the Indenture), of the Company to The First National Bank of

     Chicago, Trustee, do hereby establish a series of Securities designated

     ___% Subordinated Deferrable Interest Debentures, Series __, and limited in aggregate principal amount (except as contemplated in Section 301(b) of the

     Indenture) to $____________, having  the following terms and characteristics (the lettered clauses set forth below corresponding to the lettered subsections of Section 301 of the Indenture):


               (a) the title of the Securities of such series shall be "___% Subordinated Deferrable Interest Debentures, Series __" (the "Debentures");

               (b) the aggregate principal amount of Debentures which may be authenticated and delivered under the Indenture shall be limited to $____________, except as contemplated in Section 301(b) of the Indenture;

               (c) interest on the Debentures shall be payable to the Person or Persons in whose name the Debentures are registered at the close of business on the Regular Record Date for such interest;

               (d) the Stated Maturity of the principal of the Debentures shall be ________, 204_;

               (e) the Debentures shall bear interest at a rate of ___% per annum accruing from ____________, 199_ or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for; to the extent permitted by law, overdue installments of principal and interest shall also bear interest at such rate; subject to the right of the Company to extend interest payment periods pursuant to Section 311 of the Indenture, such interest shall be payable monthly on the last day of each calendar month (an "Interest Payment Date"), commencing on ____________ to the Holder or Holders of the Debentures on the Regular Record Date for such interest, which shall be one Business Day prior to the relevant Interest Payment Date; provided, however, that if the Debentures are held neither by the Partnership nor by a securities depositary, the Company shall have the right to change the Regular Record Date by one or more Officer's Certificates supplemental to this Officer's Certificate;

               (f) the office of The First National Bank of Chicago in New York, New York, shall be the office or agency of the Company at which
          (1) the principal of and premium, if any, and interest, if any, on the Debentures shall be payable, (2) registration of transfer of the Debentures may be effected, (3) exchanges of the Debentures may be effected and (4) notices and demands to or upon the Company in respect of the Debentures and the Indenture may be served; provided, however, that the Company reserves the right to change, by one or more Officer's Certificates, any such office or agency; and provided, further, that the Company reserves the right to designate, by one or more Officer's Certificates supplemental to this Officer's Certificate, its principal office in Pittsburgh, Pennsylvania as any such office or agency; and ___________ shall be the Security Registrar for the Debentures;

               (g) the Debentures shall be redeemable in whole or in part, at the option of the Company, at any time on or after ____________, at a redemption price equal to 100% of the aggregate principal amount of such Debentures to be redeemed plus any accrued but unpaid interest, including Additional Interest, to the date fixed for redemption in the manner provided in the Indenture; no notice of redemption with respect to the Debentures may state that such redemption shall be conditional upon the receipt of certain monies as contemplated in the third paragraph of Section 404 of the Indenture;

               (h) If the Partnership redeems ___% Monthly Income Preferred Securities, Series __ (the "Series __ Preferred Securities"), in accordance with the terms thereof, the Company shall redeem Debentures in a principal amount equal to the aggregate liquidation preference of the Series __ Preferred Securities so redeemed at a redemption price equal to 100% of the aggregate principal amount of such Debentures to be redeemed plus any accrued and unpaid interest thereon, including Additional Interest, any such redemption to be made on the date such Series ___ Preferred Securities are so redeemed or on such earlier date as the Company and the Partnership shall agree;

               (i) the Debentures shall be issued in denominations of $25 and integral multiples thereof;

               (j)  not applicable;

               (k) not applicable; provided, however, that in the event that, at any time subsequent to the initial authentication and delivery of the Debentures, the Debentures are to be held by a securities depositary, the Company may at such time establish the matters contemplated in clause (k) in the second paragraph of Section 301 of the Indenture in an Officer's Certificate supplemental to this Officer's Certificate;

               (l) no service charge shall be made for the registration of transfer or exchange of Debentures; provided, however, that the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the exchange or transfer (except that no such payment shall be required in connection with a distribution of the Debentures in exchange for Series ___ Preferred Securities upon the occurrence of a Special Event (as such term is defined in the Action of General Partner establishing the Series ___ Preferred Securities));

               (m) the provisions of Section 113 shall apply to the Debentures; "Business Day" for purposes of the Debentures shall mean any day on which banking institutions in The City of New York, New York or the City of Pittsburgh, Pennsylvania are authorized or required by law to close; and

               (n) (i) the proper officers of the Company may execute, with the Paying Agent and any Authenticating Agent for the Debentures, one or more Letter of Representations to The Depository Trust Company substantially in the form attached hereto and any supplements or amendments thereto necessary or desirable to make the Debentures eligible for deposit at such depositary; provided, however, that the Company reserves the right to terminate any such Letter of Representations by one or more Officer's Certificates supplemental to this Officer's Certificate; and provided, further, that the Company reserves the right to enter into similar agreements with any other depositary with respect to the Debentures by one or more Officer's Certificates supplemental to this Officer's Certificate; (ii) the Debentures shall be substantially in the form attached hereto and hereby authorized and approved and shall have such further terms as are set forth in such form; and (iii) in the event that Debentures are distributed to holders of Series __ Preferred Securities as a result of the occurrence of a Special Event, the Company will use its best efforts to list the Debentures on the New York Stock Exchange or on such other exchange as the Series __ Preferred Securities are then listed.

          IN WITNESS WHEREOF, I have executed this Officer's Certificate this

     _______ day of ________________, 1994.




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